Exhibit 2.1

AGREEMENT OF SHARE EXCHANGE

AND

PLAN OF REORGANIZATION

THIS AGREEMENT made and entered into as of the 4th day of November, 2003, by and between Tankless Systems Worldwide, a Nevada corporation (hereinafter called “TSYW”), and Envirotech Systems Worldwide, Inc., an Arizona corporation (hereinafter called “ESW”).

WITNESSETH THAT:

A.

TSYW is a publicly traded company.

B.

ESW is a private company which manufactures and markets a patented tankless electric water heater.

C.

Subject to the approval of the Board of Directors of TSYW and ESW, TSYW and ESW shall enter into an Agreement of Exchange (hereinafter called the “Exchange Agreement”) in substantially the form attached hereto and made apart hereof as Exhibit A, which provides, among other things, for the issuance by TSYW of 8,366,778 of its common stock shares to the shareholders of ESW (the “Exchange”).

D.

Following the Exchange under the Exchange Agreement, ESW will be a wholly-owned subsidiary of TSYW.

E.

It is intended that the transactions contemplated by this Agreement shall constitute an exchange conforming to the provisions of Section 368(a)(2) of the Internal Revenue Code of 1954.

NOW THEREFORE, in consideration of the mutual covenants and agreements and the benefits to be realized by each of the parties, the following transactions are hereby agreed to, subject to the conditions hereinafter stated:

1.

The Exchange

(a)

In accordance with the Exchange Agreement, on the Closing Date hereinafter referred to, and in exchange for all of the then issued and outstanding shares of capital stock of ESW (the “ESW Common Stock”), TSYW shall issue the number of fully paid and nonassessable shares of voting TSYW common stock (hereinafter called “TSYW Common Stock”) in order to permit the Exchange to be effected in accordance with the terms of the Exchange Agreement, on the basis of one (1) share of TSYW Common Stock for each one (1) share of ESW Common Stock.

If between the date hereof and the Closing Date, TSYW shall effect any reclassification, recapitalization, subdivision, combination or exchange of shares, in respect of the outstanding shares of common stock of TSYW or a stock dividend thereon shall be declared with a record date within said period, the per share amounts of TSYW Common Stock to be issued and delivered in the Exchange shall be appropriately adjusted.

(b)

TSYW shall issue and deliver as and when required by the Exchange Agreement, certificates representing the shares of TSYW Common Stock for which the shares of ESW Common Stock outstanding immediately prior to the effective time of the Exchange shall have been exchanged as provided in the Exchange Agreement.

(c)

ESW shall submit this Agreement and the Exchange Agreement to its shareholders for approval, in accordance with Arizona General Corporation Law, at a meeting called and held on the date to be fixed by its Board of Directors.  ESW shall use its best efforts to hold such meeting on or before November 30, 2003, or as soon thereafter as permitted by Arizona corporate law and the rules and regulations of the Securities and Exchange Commission (the “SEC”).  ESW shall use its best efforts to obtain the affirmative vote of shareholders required to approve this Agreement, the Exchange Agreement and the transactions contemplated herein and therein.

(d)

TSYW is required under Nevada corporate law to submit this Agreement and the Exchange Agreement to its shareholders for approval of its change of name to Tankless Systems Worldwide, Inc.,  TSYW shall use it best efforts to obtain such approval on or before November 30, 2003, or as soon thereafter as permitted by the rules and regulations of the SEC, and to obtain the affirmative vote of shareholders required to approve the issues set forth in paragraph 14(e) below at a meeting or by written consent.

(e)

Following the approval of the Exchange Agreement by the stockholders of TSYW and ESW, and upon execution of the Exchange Agreement by the officers of TSYW and ESW, a Certificate of Exchange containing the information required by the corporate law of Nevada and Arizona shall be executed by the appropriate officers of TSYW and ESW.

2.

Closing

(a)

The closing of the transaction contemplated hereby (herein called the “Closing” or the “Closing Date”) shall take place at the offices of ESW in Scottsdale, Arizona at 9:00 a.m. on a date within five (5) business days after all of the conditions described in paragraphs 13 and 14 hereof have been satisfied or, to the extent permitted in paragraph 15 hereof, their satisfaction has been waived.  TSYW and ESW will use their best efforts to obtain the approvals specified in paragraph 7 hereof and any other of the consents, waivers or approvals necessary or desirable to accomplish the transactions contemplated by this Agreement and the Exchange Agreement.  All documents required to be delivered by each of the parties shall be duly delivered to the respective recipient thereof at or prior to the Closing.  In no event shall the Closing Date be later than November 30, 2003, and if it is delayed beyond said date then either party shall have the right to terminate this Agreement upon notice to that effect.

(b)

At the Closing, TSYW and ESW shall jointly direct that the Certificate of Exchange be duly filed, and it shall in accordance with such direction be filed, if required, in the office of the Secretary of State of the State of Nevada and the Arizona Corporation Commission so that the Exchange shall be effective on the Closing Date.

3.

Investigation by the Parties

TSYW and ESW each may, prior to the Closing Date, make or cause to be made such investigation of the properties of the other and its subsidiaries and of its financial and legal condition as the party making such investigation deems necessary or advisable to familiarize itself with such properties and other matters, provided, that such  shall not interfere with normal operations.  TSYW and ESW each agrees to permit the other and its authorized agents or representatives to have, after the date of execution hereof, full access to its premises and to all of its books and records at reasonable hours, and its subsidiaries and officers will furnish the party making such investigation with such financial and operating data and other information with respect to the business and properties of its and its subsidiaries as the party making such investigation shall from time to time reasonably request.  No investigation by TSYW or ESW shall affect the representations and warranties of the other and each such representation and warranty shall survive any such investigation.  Each party further agrees that in the event that the transactions contemplated by this Agreement shall not be consummated it and its officers, employees, accountants, attorneys, engineers and other representatives will not disclose or make available to any other person or use for any purpose unrelated to the consummation of this Agreement any information, whether written or oral, with respect to the other party and its subsidiaries or their business which it obtained pursuant to this Agreement.  Such information shall remain the property of the party providing it and shall not be reproduced or copied without the consent of such party.  In the event that the transaction contemplated by this Agreement shall not be consummated, all such written information shall be returned to the party providing it.

4.

Registration Statement Filing

TSYW shall use all reasonable efforts following the Closing to file a Registration Statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933 (the “Act”) with respect to the TSYW Common Stock to be issued to the ESW shareholders, and shall include all such shares in any subsequent amendments to the Registration Statement.  ESW shall prepare the Registration Statement and all amendments thereto, with such assistance as necessary from TSYW.  The Registration Statement shall conform in all material aspects to the requirements of the Act and the rules and regulations of the SEC promulgated thereunder.  TSYW will use its best efforts to file such amendments to the Registration Statement as are necessary in order for the Registration Statement to be declared effective under the Act by the SEC.

5.

State Securities Laws

TSYW and ESW will each take such steps as may be necessary on their respective parts to comply with any state securities or so-called Blue Sky laws applicable to the action to be taken by them in connection with the Exchange and the delivery by TSYW to ESW shareholders of the TSYW Common Stock pursuant to this Agreement and the Exchange Agreement.

6.

Business Pending the Closing

(a)

From the date of this Agreement to and including the Closing Date, except as may be first approved by ESW or as is otherwise permitted or contemplated by this Agreement:  (i) TSYW (which term shall, where applicable in this paragraph 6, also refer to the subsidiaries of TSYW specified in paragraph 10 hereof) shall conduct its business only in the usual and ordinary course without the creation of any additional indebtedness; (ii) no change shall be made in the authorized capitalization of TSYW except as contemplated by this Agreement; (iii) no shares of capital stock of TSYW shall be authorized for issuance or issued and no agreement or commitment for the issuance thereof shall be entered into in excess of the number of shares set forth for TSYW in the Exchange Agreement; (iv) no rights or elections shall be created or granted to purchase stock under any employee stock bonus, thrift or purchase plan or otherwise, to the extent such rights shall result in the commitment for the issuance of shares in excess of the number set forth for TYSW in the Exchange Agreement; (v) no amendment shall be made to TSYW’s Articles of Incorporation or Bylaws, except as contemplated by this Agreement; (vi) no modifications shall be made in TSYW’s present employee benefit programs or in is present policies in regard to the payment of salaries or compensation to its personnel and no increase shall be made in the compensation of its personnel; (vii) no contract or commitment shall be entered into by or on behalf of TSYW and no sale or purchase of assets shall be made except in the ordinary course of business; (viii) TSYW will use all reasonable and proper efforts to preserve its business organization intact, to keep available the services of its present employees and to maintain satisfactory relationships between TSYW and its suppliers, customers, regulatory agencies, and others having business relations with it; (ix) TSYW shall make no amendments or contributions to any profit sharing plans; and (x) the Board of Directors of TSYW will not declare any dividends on, or otherwise make any distributions in respect of, its outstanding shares of capital stock;

(b)

From the date of this Agreement to and including the Closing Date, except as may be first approved by TSYW or as is otherwise permitted or contemplated by this Agreement:  (i) ESW (which term shall, where applicable in this paragraph 6, also refer to the subsidiaries of ESW specified in paragraph 11 hereof) shall conduct its business only in the usual and ordinary course without the creation of any additional indebtedness exceeding $10,000 for money borrowed maturing in more than one year, except for the lease of capital equipment pursuant to leasing company commitments outstanding prior to the date of this Agreement; (ii) no change shall be made in the authorized capitalization of ESW except as contemplated by this Agreement; (iii) no shares of capital stock of ESW shall be authorized for issuance or issued and no agreement or commitment for the issuance thereof shall be entered into in excess of the number of shares set forth for ESW in the Exchange Agreement, except for the payment of debts on the basis of $0.55 per share; (iv) no rights or elections shall be created or granted to purchase stock under any employee stock bonus, thrift or purchase plan or otherwise; (v) no amendment shall be made to ESW’s Articles of Incorporation or Bylaws, except as contemplated by this Agreement; (vi) no modifications shall be made in ESW’s present employee benefit programs or in is present policies in regard to the payment of salaries or compensation to its personnel and no increase shall be made in the compensation of its personnel and no increase shall be made in the compensation of its personnel, provided that nothing herein shall preclude (1) the continuation of ESW’s present practices of periodically reviewing the salaries of its personnel and granting normal increases in such salaries or compensation to such personnel, or (2) the hiring of new personnel at a salary or compensation deemed reasonable in the ordinary course of business; (vii) no contract or commitment shall be entered into by or on behalf of ESW and no sale or purchase of assets shall be made except in the ordinary course of business; (viii) ESW will use all reasonable and proper efforts to preserve its business organization intact, to keep available the services of its present employees and to maintain satisfactory relationships between ESW and its suppliers, customers, regulatory agencies, and others having business relations with it; (ix) ESW shall make no amendments or contributions to any profit sharing plans; and (x) the Board of Directors of ESW will not declare any dividends on, or otherwise make any distributions in respect of, its outstanding shares of capital stock.

7.

Efforts to Obtain Approvals and Consents

In addition to TSYW and ESW obtaining the requisite shareholder approval as described in paragraph 1 hereof, TSYW and ESW will use all reasonable and proper efforts to obtain the following:  (i) a declaration of effectiveness of the Registration Statement; (ii) approval or consent of any other governmental authorities having jurisdiction over the transactions contemplated in this Agreement; and (iii) approval or consent of such other persons whose consent is required to the transactions contemplated by this Agreement.

8.

Cooperation Between Parties

TSYW and ESW shall fully cooperate with each other and with their respective counsel and accountants in connection with any steps required to be taken as part of their obligations under this Agreement, including the preparation of financial statements and the supplying of information.

9.

No Tax Ruling

TSYW and  ESW agree that they will not attempt to obtain ruling from the United States Internal Revenue Service to the effect that for Federal Income Tax purposes no gain or loss will be recognized to the holders of ESW Common Stock upon the receipt of TSYW Common Stock in exchange for their ESW shares in accordance with the provisions of this Agreement.  In lieu of such a ruling from the Internal Revenue Service, ESW may request an opinion of its counsel to the foregoing effects, which opinion shall be a condition to both parties’ obligations to consummate the Exchange.

10.

Representations of TSYW

TSYW represents, warrants and agrees that:

(a)

TSYW is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and it and its subsidiaries are duly qualified to do business and in good standing in every jurisdiction in which the nature of its business or the character of its properties makes such qualification necessary.  TSYW’s subsidiaries and a list of jurisdictions in which TSYW or its subsidiaries is so qualified is set forth in a memorandum to be prepared by TSYW and furnished to ESW.  TSYW owns 100% of the outstanding capital stock of each of its subsidiaries.

(b)

As of December 31, 2002, the capitalization of TSYW and its subsidiaries is as set forth in the financial statements previously furnished to ESW.  The outstanding capital stock of TSYW has been duly authorized and issued and is fully paid and nonassessable.  TSYW has no commitments to issue nor will it issue any shares of its capital stock or any securities or obligations convertible into or exchangeable for, or giving any person any right to acquire from TSYW, any shares of its capital stock, except for those shares issued in conformity with paragraph 6(a)(iii) above or otherwise described in prior filings with the SEC.

(c)

The shares of TSYW Common Stock which are to be issued and delivered to the ESW shareholders pursuant to the terms of this Agreement and the Exchange Agreement, when so issued and delivered, will be validly authorized and issued and will be fully paid and nonassessable.  No stockholder of TSYW, or other person, will have any preemptive rights in respect to the TSYW Common Stock.

(d)

TSYW has furnished ESW with copies of its 2002 Financial Statements together with the Auditors report for its fiscal year ending December 31, 2002, consisting of the consolidated balance sheet of TSYW and its subsidiaries as of December 31, 2002, and related statements of consolidated income, stockholders’ equity and changes in financial position for the year then ended.  All of the above-described financial statements present fairly the consolidated financial position of TSYW and its subsidiaries, at the periods indicated, and the consolidated results of their operations and changes in their financial position for the year and periods then ended in conformity with generally accepted accounting principles applied on a consistent basis.  TSYW has no material liabilities or commitments other than as listed or noted in the aforesaid financial statements, or as incurred in the ordinary course of business since the date of such financial statements  Since December 31, 2002, to the date of this Agreement, there has been no material adverse change in the assets or liabilities or in the business or condition, financial or otherwise, of TSYW or its subsidiaries, except in the ordinary course of business or as contemplated by this Agreement, nor has TSYW or its subsidiaries, except in the ordinary course of business or as contemplated by this Agreement, incurred any indebtedness for money borrowed.  All tax returns and reports of TSYW and its subsidiaries required by law to be filed have been duly filed and all taxes, assessments and other governmental charges now due (other than any still payable without penalty) upon TSYW and its subsidiaries or upon any of their properties or assets, have been paid.  All amounts which have been reflected as liabilities on the books of TSYW and its subsidiaries in respect of taxes are considered adequate and TSYW does not know of any actual or proposed additional assessments in respect of taxes, against either it or its subsidiaries.

(e)

Subsequent to December 31, 2002, TSYW has not declared or paid any dividends on its outstanding shares of common stock or declared or made any distribution on, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding stock except as described in its prior filings with the SEC, or authorized the creation or issuance of, or issued any additional shares of stock, or agreed to take any such action, except as expressly provided for in paragraph 6(a)(iii) above in this Agreement.  Except as permitted by paragraph 6(a)(iii), TSYW will not take any such action during the period between the date hereof and the Closing Date except as provided herein.

(f)

Neither TSYW nor any of its subsidiaries is engaged in or a party to, or to the knowledge of TSYW threatened with, any material legal action or other proceeding before any court or administrative agency, except as set forth and described in a memorandum to be prepared by TSYW and furnished to ESW.  Neither TSYW nor any of its subsidiaries, to the knowledge of TSYW, has been charged with, an is not under investigation with regard to, any charge concerning any presently pending material violation of any provision of Federal, State or other applicable law or administrative regulations in respect of its business as set forth in said memorandum.

(g)

There has not been, since December 31, 2002, and will not be prior to the Closing Date, a purchase or sale or any other acquisition, transfer or distribution of any assets or properties on the part of TSYW or its subsidiaries except in the ordinary course of business.

(h)

Except in each case as set forth in a memorandum to be prepared by TSYW and furnished to ESW, as of the date of this Agreement neither TSYW nor any of its subsidiaries is a holder of or a party to any:  (1) written or oral contract for the employment of any officer or any other person, (ii) bonus, pension, profit sharing, retirement, stock purchase, stock option, insurance, or similar plan or practice in effect with respect to its employees or other person, (iii) lease or other commitment for the rental of office space, storage, or other facilities, (iv) contract or lease agreement for the acquisition or lease of motor vehicles, (v) insurance policy covering its properties, buildings, machinery, equipment, furniture, fixtures or operations, or the life of any person; (vi) material contract or commitment not made in the ordinary course of business.

(i)

The execution and carrying out of this Agreement and compliance with the terms and provisions hereof by TSYW will not conflict with or result in any material breach of any of the terms, conditions, or provisions of, or constitute a default under, or result in the creation of, any lien, charge or encumbrance upon any of the property or assets of TSYW or any of its subsidiaries pursuant to any corporate charter, bylaw, indenture, mortgage, agreement (other than that which is created by virtue of this Agreement), or other instrument to which TSYW or any of its subsidiaries is a party or by which they are bound or affected.

(j)

This Agreement and the memoranda and documents to be furnished hereunder on behalf of TSYW do not and will not contain any untrue statement of a material fact nor omit to state a material fact necessary to be stated in order to make the statements contained herein and therein not misleading; and there is not fact which materially adversely affects or in the future (so far as TSYW can now foresee) will materially adversely affect the business operations, affairs or condition of TSYW or its subsidiaries or any of the properties or assets which has not been set forth in this Agreement and other documents and papers furnished hereunder.

11.

Representations of ESW

ESW represents, warrants and agrees that:

(a)

ESW is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona.  ESW has the corporate power and any necessary governmental authority to own or lease its properties now owned or leased and to carry on its business as now being conducted.  ESW is duly qualified to do business and in good standing in every jurisdiction in which the nature of its business or the character of its properties makes such qualification necessary.

(b)

As of December 31, 2002, the capitalization of ESW and its subsidiaries is as set forth in the financial statements previously furnished to TSYW.  The outstanding capital stock of ESW has been duly authorized and issued and is fully paid and nonassessable.  Except for that one certain option granted to Steve Onder on October 22, 2002, to purchase 300,000 shares at $0.55, all as reflected more specifically in that one certain Incentive Stock Option Agreement between Onder and Envirotech dated October 29, 2003, ESW has no commitments to issue nor will it issue any shares of its capital stock or any securities or obligations convertible into or exchangeable for, or giving any person any right to acquire from ESW, any shares of its capital stock, except for those shares issued in conformity with paragraph 6(b)(iii) above.

(c)

ESW has furnished TSYW with copies of its 2002 Financial Statements together with the Auditors report for its fiscal year ending December 31, 2002, consisting of the consolidated balance sheet of ESW and its subsidiaries as of December 31, 2002, and related statements of consolidated income, stockholders’ equity and changes in financial position for the year then ended.  All of the above-described financial statements present fairly the consolidated financial position of ESW and its subsidiaries, at the periods indicated, and the consolidated results of their operations and changes in their financial position for the year and periods then ended in conformity with generally accepted accounting principles applied on a consistent basis.  ESW has no material liabilities or commitments other than as listed or noted in the aforesaid financial statements, or as incurred in the ordinary course of business since the date of such financial statements, except under agreements described in the memorandum described in paragraph 11(i) hereof.  Except for the liability arising out of the repurchase of the exclusive distributorship rights of Larry Reynolds and his son, Curtis Reynolds, for the sale of ESW’s products in Arizona, parts of California and parts of Mexico, originally granted pursuant to an Exclusive Distribution Agreement entered into in 1997, since December 31, 2002, to the date of this Agreement, there has been no material adverse change in the assets or liabilities or in the business or condition, financial or otherwise, of ESW or its consolidated subsidiaries, except in the ordinary course of business or as contemplated by this Agreement.  All tax returns and reports of ESW and its subsidiaries required by law to be filed have been duly filed and all taxes, assessments and other governmental charges now due (other than any still payable without penalty) upon ESW and its subsidiaries or upon any of their properties or assets, have been paid.  All amounts which have been reflected as liabilities on the books of ESW and its subsidiaries in respect of taxes are considered adequate and ESW does not know of any actual or proposed additional assessments in respect of taxes, against either it or its subsidiaries.

(d)

Subsequent to December 31, 2002, ESW has not declared or paid any dividends on its outstanding shares of common stock or declared or made any distribution on, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding stock or authorized the creation or issuance of, or issued any additional shares of stock, or agreed to take any such action, except as expressly provided for in paragraph 6(a)(iii) above in this Agreement.  ESW will not take any such action during the period between the date hereof and the Closing Date except as provided herein.

(e)

Neither ESW nor any of its subsidiaries is engaged in or a party to, or to the knowledge of ESW threatened with, any material legal action or other proceeding before any court or administrative agency, except Civil Action No. H-02-4782, David Seitz and Microtherm, Inc., v. Envirotech Systems Worldwide, Inc., and Envirotech of Texas, Inc., in the United States District Court for the Southern District of Texas, Houston Division, or as otherwise set forth and described in a memorandum to be prepared by ESW and furnished to TSYW.  Neither ESW nor any of its subsidiaries, to the knowledge of ESW, has been charged with, an is not under investigation with regard to, any charge concerning any presently pending material violation of any provision of Federal, State or other applicable law or administrative regulations in respect of its business as set forth in said memorandum.

(f)

There has not been, since December 31, 2002, and will not be prior to the Closing Date, a purchase or sale or any other acquisition, transfer or distribution of any assets or properties on the part of ESW or its subsidiaries except in the ordinary course of business.

(g)

Except in each case as set forth in a memorandum to be prepared by ESW and furnished to TSYW, as of the date of this Agreement neither ESW nor any of its subsidiaries is a holder of or a party to any:  (1) written or oral contract for the employment of any officer or any other person, (ii) bonus, pension, profit sharing, retirement, stock purchase, stock option, insurance, or similar plan or practice in effect with respect to its employees or other person, (iii) continuing contract for future purchase, sales, lease or distribution of materials, services, supplies, products, or equipment involving annual payments in excess of $10,000, (iv) lease or other commitment for the rental of office space, storage, or other facilities, (v) contract or lease agreement for the acquisition or lease of motor vehicles, (vi) contracts in force with employees or others relating in whole or in part to disclosure, assignment or patenting of any inventions, discoveries, improvements, shop rights, processes, formulae or other know-how, presently owned or held, in whole or in part, by ESW or its subsidiaries, (vii) insurance policy covering its properties, buildings, machinery, equipment, furniture, fixtures or operations, or the life of any person; (vi) material contract or commitment not made in the ordinary course of business.

(h)

ESW has the corporate power to enter into this Agreement, the execution and delivery and performance of this Agreement have been duly authorized by all requisite corporate action, and this Agreement constitutes the valid and binding obligation of ESW.

(i)

The execution and carrying out of this Agreement and compliance with the terms and provisions hereof by ESW will not conflict with or result in any material breach of any of the terms, conditions, or provisions of, or constitute a default under, or result in the creation of, any lien, charge or encumbrance upon any of the property or assets of ESW or any of its subsidiaries pursuant to any corporate charter, bylaw, indenture, mortgage, agreement (other than that which is created by virtue of this Agreement), or other instrument to which ESW or any of its subsidiaries is a party or by which they are bound or affected.

(j)

This Agreement and the memoranda and documents to be furnished hereunder on behalf of ESW do not and will not contain any untrue statement of a material fact nor omit to state a material fact necessary to be stated in order to make the statements contained herein and therein not misleading; and there is not fact which materially adversely affects or in the future (so far as ESW can now foresee) will materially adversely affect the business operations, affairs or condition of ESW or its subsidiaries or any of the properties or assets which has not been set forth in this Agreement and other documents and papers furnished hereunder.

12.

Survival of Warranties

The representations and warranties made herein by TSYW and ESW shall survive the Closing hereunder.

13.

Conditions to the Obligations of TSYW

The obligations of TSYW hereunder are subject to the satisfaction on or before Closing Date of the following conditions:

(a)

This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the outstanding shares of ESW Common Stock.

(b)

ESW shall have furnished TSYW with (1) a certified copy of resolutions duly adopted by the holders of more than fifty percent (50%) of its issued and outstanding shares of ESW Common Stock entitled to vote, evidencing approval of this Agreement and the Exchange Agreement and the transactions contemplated hereby and thereby; (2) one certified copy of resolutions duly adopted by the Board of Directors of ESW approving the execution and delivery of this Agreement and the Exchange Agreement and authorizing all necessary or proper corporate action to enable ESW to comply with the terms hereof and thereof; and (3) a certificate of ESW’s Secretary that each of ESW’s officers and directors have resigned, as of the effective date subsequent to the actions indicted in subparagraphs (1) and (2) of this paragraph 13(b).

(c)

The representation and warranties of ESW contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except for changes permitted by this Agreement or those incurred in the ordinary course of business, and TSYW shall have received from ESW at the Closing a certificate, dated the Closing Date, of the President or Vice President of ESW to that effect.

(d)

Each and all of the respective agreements of ESW to be performed on or before the Closing Date pursuant to the terms hereof shall in all material respects have been duly performed and ESW shall have delivered to TSYW a certificate date the Closing Date, of the President or Vice President of ESW to that effect.

14.

Conditions to the Obligations of ESW

The obligations of ESW hereunder are subject to the satisfaction on or before Closing Date of the following conditions:

(a)

This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the outstanding shares of ESW Common Stock.

(b)

All the terms and covenants of this Agreement to be complied with or performed by TSYW shall have been fully complied with and performed in all material respects.

(c)

The representation and warranties of TSYW contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and TSYW shall have delivered to ESW at the Closing a certificate, dated the Closing Date, of the President or Vice President of ESW to that effect.

(d)

The necessary approvals described in paragraph 7 hereof shall have been granted.

(e)

On the Closing Date, TSYW shall have furnished ESW with (1) a certified copy of resolutions duly adopted by the holders of more than fifty percent (50%) of its issued and outstanding shares of TSYW Common Stock entitled to vote, evidencing approval of this Agreement and the Exchange Agreement and the transactions contemplated hereby and thereby; and (2) a certified copy of TSYW approving the execution and delivery of this Agreement and authorizing all necessary and proper corporate action to enable TSYW to comply with the terms and conditions of this Agreement.

15.

Termination and Modification of Rights

(a)

This Agreement (except for the last three sentences of paragraph 3 hereof) may be terminated at any time prior to the Closing Date by (1) mutual consent of the parties hereto authorized by their respective Boards of Directors, or (2) upon written notice to the other party, by either party, upon authorization of its Board of Directors:

(i)

if in its reasonably exercised judgment there shall have occurred a material adverse change in the financial condition or business of the other party or the other party shall have suffered a material loss or damage to any of its property or assets, which change, loss or damage materially affects or impairs the ability of the other party to conduct its business, or if any previously undisclosed condition which materially adversely affects the earning power or assets of either party comes to the attention of the other party;

(ii)

if the terms, covenants or conditions of this Agreement to be complied with or performed by one of the other parties at or before the Closing Date shall not have been materially complied with or performed at the time required for such compliance or performance and such noncompliance or nonperformance shall not have been waived by the party giving notice of termination;

(iii)

if any action or proceeding shall have been instituted or threatened before a court or other governmental body or by any public authority to restrain or prohibit the transaction contemplated by this Agreement or if the consummation of such transaction would subject either of such parties to liability for breach of any law or regulation; or

(b)

As provided in paragraph 2(a) this Agreement may be terminated by either party hereto upon notice to the other in the event the Closing shall not beheld by November 30, 2003.

(c)

Any terms or conditions of this Agreement may be waived at any time by the party hereto which is entitled to the benefit thereof, by action taken by the Board of Directors of such party; and any such term or condition may be amended at any time, by an agreement in writing executed by the chairman of the Board, the President or any Vice President of each of the parties pursuant to authorization by the respective Board of Directors; provided, however, that no amendment of any principal term of the Exchange Agreement shall be effected after approval of this Agreement by the shareholders of ESW, unless such amendment is approved by such shareholders in accordance with the respective state corporation law.

  16.

Expenses

In the event this Agreement is terminated without consummation at the Closing, TSYW and ESW shall each pay all of its respective expenses incurred for the purpose of carrying this Agreement into effect.

  17.

Finders

Each of the parties represents that no broker, agent, finder or similar person has been retained or paid and that no brokerage fee or other commission has been agreed to be paid for or on account of this Agreement, except that ESW has retained the firm of Berry-Shino Securities, Inc., as its investment banker with respect to the transaction contemplated herein.

  18.

Governing Law and Venue

This Agreement shall be governed by and interpreted in accordance with the laws of the State of Arizona, United States of America.  The parties hereby expressly agree that the proper venue for any claim or cause of action by the parties shall be the district Court for Maricopa, Arizona, and each party upon execution of this Agreement consents to the service of process from such court.

  19.

Notices

All notices or other communications required or permitted hereunder shall be sufficiently given if sent by certified mail, postage prepaid, addressed as follows:

Tankless Systems Worldwide, Inc. .

2920 E. Camelback Rd., Suite 150

Phoenix, AZ  85016

With a copy to:

Warren J. Soloski

11300 West Olympic Blvd., Suite 800

Los Angeles, CA  90064

Facsimile:  (310) 573-1470

Envirotech Systems Worldwide, Inc.

7650 E. Evans Road, Suite C

Scottsdale, AC  85260

With a copy to:

Michael K. Hair, P.C.

7407 E. Ironwood Ct.

Scottsdale, AZ  85258

  20.

Binding Nature and Assignment

This Agreement shall  be binding upon and inure to the benefit of the parties hereto and their respective successors, but it may not be assigned by any party without the consent of the other.

  21.

Assignment

Rights ad obligations of a party to this Agreement may not be assigned or transferred without the other party’s prior written consent.

  22.

Modification

No modification or amendment of this Agreement shall be valid unless it is in writing and signed by both parties hereto.

  23.

Complete Agreement

This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings between the parties.

  24.

Waiver

The waiver by either party of a breach of any term in this Agreement shall not operate as, or be construed as, a waiver of any subsequent breach.

  25.

Headings

The headings in this Agreement are inserted for convenience only and shall not be considered in interpreting the provisions hereof.

  26.

Counterparts

This Agreement may be executed in two or more counterparts by the parties hereto by their respective officers thereunto duly authorized by a majority of their directors as of the date first above written.

[Signatures on Next Page]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto by their respective officers thereto duly authorized by a majority of their directors as of the date first above written.

 TANKLESS SYSTEMS WORLDWIDE, INC.

By:

/s/  Thomas Kreitzer

  Title:      Chief Executive Officer

Attest:

/s/  Thomas Kreitzer

Secretary

 ENVIROTECH SYSTEMS WORLDWIDE, INC.

By:

/s/  Gary Gordon

  Title:   Chairman and Chief Executive Officer

Attest:

/s/  Steve Onder

Secretary

Exhibit A

AGREEMENT OF EXCHANGE

OF

TANKLESS SYSTEMS WORLDWIDE, INC.

AND

ENVIROTECH SYSTEMS WORLDWIDE, INC.

AGREEMENT OF EXCHANGE made as of the 4th day of November, 2003, by and between Tankless Systems Worldwide, Inc., a Nevada corporation (herein “TSYW”), and Envirotech Systems Worldwide, Inc., an Arizona corporation (herein “ESW”).  TSYW and ESW are sometimes hereinafter collectively referred to as the “Constituent Corporations”.

RECITALS:

TSYW is a Nevada corporation organized on November 23, 1993 and its authorized capital stock consists of 100,000,000 shares of common stock, $.001 par value (the “TSYW Common Stock”) of which 2,918,078 shares of TSYW Common Stock will be issued and outstanding as of the Closing Date.

ESW is an Arizona corporation organized on December 9, 1998 and its authorized capital stock consists of 15,000,000 shares of common stock, no par value (the “ESW Common Stock”) of which 8,366,778 shares of ESW Common Stock will be issued and outstanding as of the Closing Date and no shares of ESW Common Stock are reserved for issuance upon exercise of any outstanding common stock purchase warrants or options except as described in the Reorganization Agreement.

TSYW and ESW have entered into an Agreement Of Share Exchange and Plan of Reorganization dated November 4th, 2003 (the “Reorganization Agreement”) setting forth certain representations, warranties, agreements and conditions in connection with the exchange provided for herein.

The respective Board of Directors of TSYW and ESW have, by resolution, duly approved the execution of and the transaction contemplated by the Reorganization Agreement and this Agreement of Exchange and directed that they be submitted to the shareholders of ESW for adoption and approval.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto have agreed and do hereby agree, subject to the terms and conditions hereinafter set forth, as follows:

I

EXCHANGE

1.1   In accordance with the provisions of this Agreement and Section 1(a) of Reorganization Agreement, each of the shares of ESW Common Stock outstanding as the Effective Date of the Exchange shall be exchanged for one (1) share of TSYW Common Stock to be issued upon the Effective Date of the Exchange.  TSYW shall be and is herein sometimes referred to as the “Acquiring Corporation”.

1.2   Upon the Effective Date of the Exchange (as defined in Article III hereof) ESW shall become a wholly-owned subsidiary of TSYW, (i) shall continue to possess all of its rights and property as constituted immediately prior to the Effective Date of the Exchange and (ii) shall continue subject to all of its debts and liabilities as the same shall have exited immediately prior to the Effective Date of the Exchange.  All rights of creditors and all liens upon the property of each of the Constituent Corporations shall be preserved unimpaired.

1.3   TSYW hereby agrees that at and after the times when the Exchange shall become effective and as and when required by the provisions of the Reorganization Agreement, TSYW will issue certificates representing that number of shares of common stock, $.001 par value per share, or TSYW (collectively, “Exchange Shares”) for which shares of TSYW Common Stock issued and outstanding immediately prior to the Effective Date of the Exchange and by virtue of the Exchange, be exchanged as hereinafter provided.

1.4   The Exchange shall not become effective until the following actions shall have been completed:  (i) this Agreement of Exchange shall have been adopted and approved by the shareholders of ESW in accordance with the requirements of Arizona corporate law; and (ii) all of the other conditions precedent to the consummation of the Exchange specified in the Reorganization Agreement shall have been satisfied or duly waived by the party entitled to satisfaction thereof.

II

EXCHANGE OF SHARES

The manner and basis of exchanging shares of ESW Common Stock for the Exchange Shares and the exchange of certificates therefore, shall be as follows:

2.1   Each one (1) share of ESW Common Stock which shall be issued and outstanding immediately prior to the Effective Date of the Exchange shall, by virtue of the Exchange and without any action on the part of the holder thereof other than that set forth in the Reorganization Agreement, be exchanged at the Effective Date of the Exchange into One (1) share of the Exchange Shares.  If between the date hereof and the Effective Date of the Exchange, TSYW or ESW shall either effect any reclassification, recapitalization, subdivision, combination or exchange or shares, in respect of their respective outstanding common stock, or a stock divided thereon shall be declared with a record date within said period, the per share amounts of the Exchange Shares to be issued and delivered as provided in this Agreement shall be appropriately adjusted.

2.2   After the Effective Date of the Exchange certificates evidencing outstanding shares of ESW Common Stock shall evidence the right of the holder thereof to receive certificates for shares of the Exchange Shares at the applicable rate as aforesaid.  Each holder of ESW Common Stock, upon surrender of the certificate or certificates, which prior thereto represented shares of ESW Common Stock, to TSYW’s stock transfer agent, which shall act as the exchange agent (the “Exchange Agent”) for such shareholder to effect the exchange of certificates on their behalf, shall be entitled upon such surrender to receive in exchange therefore a certificate or certificates representing the number of whole shares of the Exchange Shares into which the shares of ESW Common Stock therefore represented by the certificate or certificates so surrendered shall have been exchanged as aforesaid.  Until so surrendered, each outstanding certificate for shares of ESW Common Stock shall be deemed for all corporate purposes, including voting rights, subject to the future provisions of this Article II, to evidence the ownership of the shares of the Exchange Shares into which such shares have been so exchanged.  No dividends or distributions will be paid to persons entitled to receive certificates for shares of the Exchange Shares pursuant hereto until such persons shall have surrendered their certificates which prior to the Effective Date of the Exchange represented shares of ESW Common Stock; but there shall be paid to the record holder of each such certificates, with respect to the number of whole shares of the Exchange Shares issued in exchange therefore (i) upon such surrender, the amount of any dividends or distributions with a record date subsequent to the Effective Date of the Exchange and prior to surrender which shall have become payable thereon since the Effective Date of the Exchange, without interest, and (ii) after such surrender, the amount of any dividends thereon with a record date subsequent to the Effective Date of the Exchange and prior to surrender and the payment date of which shall be subsequent to surrender; such amount to be paid on such payment date.

2.3   No certificates representing a fraction of a share of the Exchange Shares will be issued and no right to vote or receive any distribution or any other right of a shareholder shall attach to any fractional interest in a share of the Exchange Shares to which any holder of shares of ESW Common Stock would otherwise be entitled hereunder.  In lieu thereof, each holder of shares of ESW Common Stock entitled to a fraction of a share of the Exchange Shares shall receive one whole share of TSYW Common Stock if the fraction of a share is equal to or greater than one-half share (.50); otherwise, the holder of the fraction of a share shall receive cash on the basis of $.55 per share.

2.4   If any certificate for shares of the Exchange Shares is to be issued in a name other than that in which the certificate surrendered in exchange therefore is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise be in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of a certificate for shares of the Exchange Shares in any name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

2.5   At the Effective Date of the Exchange, all shares of ESW Common Stock which shall then be held in its treasury, if any, shall cease to exist, and all certificates representing such shares shall be canceled.

III

EFFECTIVE DATE OF EXCHANGE;  ABANDONMENT OF EXCHANGE

3.1   Subject to the provisions of this Article III, this Agreement shall be submitted to the shareholders of ESW as provided in the Reorganization Agreement.  If adopted and approved by the vote of its shareholders of each of the Constituent Corporations, if required by statute, and if all of the conditions precedent to the consummation of the Exchange specified in the Reorganization Agreement shall have been satisfied or duly waived by the party entitled to satisfaction thereof, then unless terminated as provided in this Article III, the Exchange Certificate shall be filed with the Secretary of the State of Nevada and the Arizona Corporation Commission.  The Effective Date of the Exchange is the date upon which a duly executed copy of the Exchange Certificate is filed with the Secretary of the State of Nevada and the Arizona Corporation Commission.  The date when the Exchange shall become effective as aforesaid is herein called the “Effective Date of the Exchange”.

3.2   This Agreement of Exchange may be terminated and the proposed Exchange abandoned at any time prior to the Effective Date of the Exchange, and whether before or after approval of this Agreement of Exchange by the Board of Directors or shareholders of either of the Constituent Corporations, in the manner provided in the Reorganization Agreement.

IV

MISCELLANEOUS

4.1   For the convenience of the parties hereto and to facilitate the filing of this Agreement of Exchange, any number of counterparts hereof may be executed; and each such counterpart shall be deemed to be an original instrument.

4.2   At any time prior to the Effective Date of the Exchange the parties hereto may, by written agreement, (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive (in the manner specified in Paragraph 15 of the Reorganization Agreement) any breach or inaccuracy in the representations and warranties contained in this Agreement of Exchange or in the Reorganization Agreement or in any document delivered pursuant thereto, or (c) waive (in the manner specified in Paragraph 15 of the Reorganization Agreement) compliance with any of the covenants, conditions or agreements contained in this Agreement of Exchange or in the Reorganization Agreement.

4.3   The corporation parties to this Agreement are also parties to the Reorganization Agreement.  The two agreements are intended to be construed together in order to effectuate their purposes, and said agreements are intended as a plan or reorganization within the meaning of Section 368 of the Internal Revenue Code of 1954, as amended.

IN WITNESS WHEREOF, each of the undersigned corporations has caused this Agreement of Exchange to be signed in its corporate name by its duly authorized officers and its corporate seal to be affixed hereto, all as of the date first above written.

 TANKLESS SYSTEMS WORLDWIDE, INC.

By:

/s/  Thomas Kreitzer

Chief Executive Officer

By:

/s/  Thomas Kreitzer

Secretary

 ENVIROTECH SYSTEMS WORLDWIDE, INC.

By:

/s/  Gary Gordon

Chairman and Chief Executive Officer

By:

/s/  Steve Onder

Secretary